Exhibit 23.7
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3/A (No. 333-146832) and related Prospectus of DCP Midstream Partners, LP for the registration of 5,386,732 common units representing limited partner interests, and to the incorporation by reference of our report dated March 5, 2007, with respect to the consolidated financial statements of Discovery Producer Services LLC, such report included in the Current Report (Form 8-K/A) of DCP Midstream Partners, LP dated October 3, 2007, in the Current Report (Form 8-K) of DCP Midstream Partners, LP dated October 17, 2007 and in the Current Report (Form 8-K) of DCP Midstream Partners, LP dated January 15, 2008, all filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
January 11, 2008